SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     January 14, 2003

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California	95076
(Address of principal executive offices)	(Zip Code)

(831) 728-2700 (Registrant’s telephone number, including area code)

EXPLANATORY NOTE

This Form 8-K/A (amendment no. 2) is being filed solely to correct certain typographical errors in the Shareholders’ Equity section of the Unaudited Pro Forma Combined Balance Sheet on page P-2 of amendment no. 1.

Item 2. Acquisition or Disposition of Assets.

On January 14, 2003, West Marine Products, Inc., a subsidiary of West Marine, Inc., acquired the retail stores, catalog and wholesale operations of Boat America Corporation for $72 million in cash plus the assumption of approximately $10 million in liabilities. The acquisition of Boat America’s retail operations added 62 store locations, as well as Boat America’s catalog and wholesale sales channels, to West Marine’s current operations. Under the terms of the agreement, West Marine will promote services offered by Boat America and memberships in the Boat Owners Association of the United States (an affiliate of Boat America which was not acquired) at each of its stores, while Boat America and the Boat Owners Association will exclusively promote West Marine’s boating equipment to Boat Owners Association members. There are no other material relationships between West Marine and either Boat America or the Boat Owners Association or any of their respective affiliates, or between any director or officer of West Marine (or any associate of any such director or officer) and Boat America or the Boat Owners Association.

West Marine financed the acquisition of Boat America’s retail, catalog and wholesale operations with funds from a new $185 million credit agreement among West Marine’s finance subsidiary, Wells Fargo Bank and Union Bank of California. This new credit facility replaced West Marine’s existing $100 million credit facility, and is guaranteed by West Marine and its subsidiaries and secured by a security interest in substantially all of the assets of West Marine and its subsidiaries.

Item 7. Financial Statements and Exhibits

West Marine filed a Current Report on Form 8-K on January 28, 2003 (the “Original Report”) in connection with the acquisition of the retail stores, catalog and wholesale operations of Boat America Corporation, referred to below as the Products Division. West Marine did not file with the Original Report the financial statements required by Item 7, but indicated that it would file such statements by amendment on or before March 28, 2003. The required financial statements are being filed with this amended Current Report on Form 8-K/A.

(a) Financial statements of businesses acquired.

An audited balance sheet of the Products Division of Boat America Corporation as of December 31, 2002, and the related audited statement of operations and audited statement of cash flows for the year ended December 31, 2002, appear on pages F-1 through F-12.

(b) Pro forma financial information.

An unaudited pro forma combined balance sheet of West Marine as of December 28, 2002, and the related unaudited pro forma statement of operations for the year ended December 28, 2002, appear on pages P-1 through P-3.

(c) Exhibits

2.1

Asset Purchase Agreement, dated as of January 14, 2003, by and between Boat America Corporation and West Marine Products, Inc. (incorporated by reference to Exhibit 2.1 filed with the Original Report).

10.1

Credit Agreement, dated as of January 14, 2003, by and among West Marine Finance Company, Inc., as Borrower, the Lenders Named Therein, Wells Fargo Bank, National Association, as Administrative Agent and Arranger, and Union Bank of California, N.A., as Syndication Agent (incorporated by reference to Exhibit 10.1 filed with the Original Report).

10.2

Guaranty Agreement, dated as of January 14, 2003, by and among each of the Guarantors Named Therein in favor of Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.2 filed with the Original Report).

10.3

Security Agreement, dated as of January 14, 2003, by and among West Marine Finance Company, Inc., the Grantors Named Therein and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.3 filed with the Original Report).

10.4

Security Agreement (Intellectual Property), dated as of January 14, 2003, by and among West Marine Finance Company, Inc., the Grantors Named Therein and Wells Fargo Bank, National Association, as Administrative Agent (incorporated by reference to Exhibit 10.4 filed with the Original Report).

23.1	Consent of Ernst & Young LLP.

Index to Financial Statements

Audited Financial Statements

Pro Forma Financial Information

Pro Forma Financial Information	P-1
Unaudited Pro Forma Combined Balance Sheet as of December 31, 2002	P-2
Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 2002	P-3
Notes to Unaudited Pro Forma Combined Balance Sheet	P-4
Notes to Unaudited Pro Forma Combined Statement Operations	P-4

Report of Independent Auditors

Shareholders

Boat America Corporation

We have audited the accompanying balance sheet of the Products Division of Boat America Corporation as defined in Note 1 (the Products Division) as of December 31, 2002, and the related statements of operations and cash flows for the year then ended. These financial statements are the responsibility of Boat America Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Products Division of Boat America Corporation, as defined in Note 1, as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/S/    ERNST & YOUNG LLP

McLean, Virginia

March 13, 2003

Products Division of Boat America Corporation

Balance Sheet

December 31, 2002

Assets
Current assets:
Cash	$93,000
Trade accounts receivable, net of allowance of $44,000	155,000
Merchandise inventories	54,175,000
Prepaid expenses	1,139,000
Prepaid franchise taxes	200,000

Total current assets	55,762,000
Property and equipment, at cost:
Land	300,000
Building	996,000
Equipment and machinery	16,268,000
Leasehold improvements	7,552,000

25,116,000
Less—Accumulated depreciation and amortization	(16,142,000)

8,974,000
Other assets	200,000

Total assets	$64,936,000

Liabilities and net invested capital
Current liabilities:
Debt obligations	$1,195,000
Line of credit	18,000,000
Accounts payable	6,350,000
Deferred revenue	1,414,000
Accrued expenses	3,072,000

Total current liabilities	30,031,000
Deferred rent	590,000
Net invested capital	34,315,000

Total liabilities and net invested capital	$64,936,000

See accompanying notes

Products Division of Boat America Corporation

Statement of Operations

Year ended December 31, 2002

Revenues
Product sales, net of returns and discounts	$143,987,000

143,987,000

Costs and expenses
Cost of product sales	90,016,000
Selling, general and administrative	56,199,000
Depreciation and amortization	2,813,000

149,028,000

Loss from operations	(5,041,000)
Interest expense	(379,000)

Net loss	$(5,420,000)

See accompanying notes.

Products Division of Boat America Corporation

Statement of Cash Flows

Year ended December 31, 2002

Cash flows from operating activities
Net loss	$(5,420,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,813,000
Non-cash compensation charges	467,000
Changes in operating assets and liabilities:
Trade accounts receivable	55,000
Merchandise inventories	(5,798,000)
Prepaid expenses	(836,000)
Prepaid franchise taxes	(56,000)
Accounts payable	1,000
Deferred revenue	149,000
Accrued expenses	456,000
Deferred rent	296,000

Net cash used in operating activities	(7,873,000)

Cash flows from investing activities
Capital expenditures	(2,711,000)

Net cash used in investing activities	(2,711,000)

Cash flows from financing activities
Borrowings under line of credit	40,503,000
Repayments under line of credit	(36,403,000)
Borrowings on debt obligations	530,000
Repayments on debt obligations	(423,000)
Cash changes in net invested capital	6,383,000

Net cash provided by financing activities	10,590,000

Increase in cash	6,000
Cash, beginning of year	87,000

Cash, end of year	$93,000

Supplemental disclosures of cash flow information
Cash paid during the year for interest	$350,000

See accompanying notes.

Products Division of Boat America Corporation

Notes to Financial Statements

December 31, 2002

1. Organization and Basis of Presentation

The Products Division of Boat America Corporation (the Products Division) primarily sells boat product merchandise through both retail and direct mail channels throughout the United States.

The accompanying carve out financial statements have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in a West Marine, Inc. (West Marine) Form 8-K. These financial statements have been prepared on a historical cost basis from the books and records of Boat America Corporation (Boat America) on the basis of established accounting methods, practices, procedures and policies (see Note 2) and the accounting judgments and estimation methodologies used by Boat America.

Assets separately and distinctly identifiable to the Products Division include cash held by the stores, certain trade accounts receivable arising from the sales of products to wholesalers and special orders, prepaid rent, merchandise inventories, property and equipment including leasehold improvements related to the retail stores and security deposits.

Liabilities including trade accounts payable and accrued expenses have been allocated to the Products Division based on specific costs identified that related to the Products Division.

The debt and related interest expense of the Products Division consists of obligations that are specifically identifiable with the purchase of merchandise inventory and equipment for the retail stores (see Notes 4 and 5). No other debt of Boat America (or related interest expense) has been allocated to the Products Division.

Sales and primarily all expenses are separately and distinctly identifiable to the Products Division from the other Boat America businesses, except for certain shared support services for which cost allocations have been charged and reflected in the financial statements. In the opinion of management, historical charges and allocations have been determined on a reasonable basis and reflect the expenses of the Products Division, however, such charges and allocations are not necessarily indicative of the level of expenses which might have been incurred had the Products Division been operating as a stand-alone entity. For additional information regarding the expenses charged or allocated to the Products Division by Boat America (see Note 3).

Products Division of Boat America Corporation

Notes to Financial Statements (continued)

1. Organization and Basis of Presentation (continued)

The Products Division’s results have been included in Boat America’s consolidated U.S. federal and applicable state income tax returns filed by Boat America. The provision for income taxes, the related assets and liabilities and the disclosures in the footnotes are presented as if the Products Division had filed separate tax returns and are in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.

Because of the special purpose of the Products Division’s financial statements and the significant related party transactions (see Note 3), these carve out financial statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have resulted if the Products Division had been operated as a separate, stand-alone entity. Management believes that the accounting judgments, estimations and allocations made in preparing these carve out financial statements were reasonable.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Products Division recognizes revenue on product sales at the point-of-sale or upon shipment of the product to the customer for warehouse shipments.

Amounts billed to customers related to shipping and handling are recorded in product sales. The Products Division’s cost of shipping and handling the merchandise is included in cost of product sales in the accompanying statement of income. For the year ended December 31, 2002, amounts billed to customers for and the Products Division’s cost of shipping and handling totaled approximately $2,155,000 and $2,623,000, respectively.

Merchandise Inventories

Inventories are stated at the lower of weighted-average cost or market.

Products Division of Boat America Corporation

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Depreciation and amortization expense is calculated using the straight-line method for financial reporting purposes over the following estimated useful lives:

Building	25 years
Equipment and machinery	3 to 7 years
Leasehold improvements	Lesser of lease term or estimated useful life of asset

Repair and maintenance costs are charged to expense when incurred. Renewals and betterments are capitalized. Gains and losses on the disposition of property and equipment are reflected in income.

Impairment of Long-Lived Assets

Boat America reviews its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, Boat America evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets. Impairment is measured at fair value. As of December 31, 2002, there was no impairment in the carrying value of its long-lived assets related to the Products Division.

Deferred Preopening Costs

Retail store preopening and other similar direct costs are expensed as incurred in connection with Statement of Position (SOP) 98-5, Accounting for Costs of Start Up Activities in 2002.

Statement of Cash Flows

Boat America utilizes a centralized cash management system under which all cash received and disbursements made by the Products Division are controlled. The net cash generated by the Products Division in the statement of cash flows is reflected as a change in net invested capital. The cash balance at December 31, 2002 represents operating funds maintained by the retail stores of the Products Division.

Products Division of Boat America Corporation

Notes to Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and tax bases of assets and liabilities and are measured by applying enacted tax rates and laws for the taxable years in which those differences are expected to reverse.

3. Related Party Transactions

Employee Benefits

Boat America maintains an Employee Stock Ownership Plan (the ESOP). Under the ESOP, Boat America makes annual contributions in the form of cash to a trust for the benefit of eligible employees. The annual contribution amount is discretionary. Participants of the ESOP have the option to sell allocated shares to Boat America at fair market value at the date of sale upon their retirement or four years after termination of employment. Due to the sale of the Products Division in January 2003 (see Note 8), there is no future obligation of the Products Division to repurchase shares from participants of the ESOP. Such obligations remain that of Boat America. Compensation expense related to the ESOP transactions for employees of the Products Division was approximately $427,000 for the year ended December 31, 2002.

Boat America has an incentive stock option plan providing for issuance of options to purchase shares of Boat America Class C common stock. Boat America granted options under the incentive stock option plan during 2001 and 2002 that are subject to variable plan accounting. Compensation expense related to such options for employees of the Products Division was approximately $41,000 for the year ended December 31, 2002.

Boat America has a profit-sharing plan that includes both a money purchase element and a 401(k) savings plan provision, in addition to a discretionary profit-sharing portion. Boat America made no contribution to the money purchase element and discretionary profit-sharing portion in 2002. Boat America contributions to the 401(k) savings plan for employees of the Product Division were approximately $242,000 in 2002.

Products Division of Boat America Corporation

Notes to Financial Statements (continued)

3. Related Party Transactions (continued)

Allocation of Corporate Selling, Administrative and General Expenses

In addition to the operating expenses discussed above, certain Boat America corporate expenses were allocated to the Products Division by Boat America for the sole purpose of preparing these carve out financial statements. These expenses were allocated to the Products Division based on certain variables, including square footage occupied by the Products Division, number of full-time and total employees within the Products Division, and percentage of time incurred by corporate employees in relation to the Products Division, dependent upon the type of expense to be allocated. These expenses allocated to the Products Division for the year ended December 31, 2002 totaled $3,824,000, and are included in selling, general and administrative expenses in the accompanying statement of operations.

Facility and Equipment Leases

The Products Division leases its office facility, primary warehouse, and certain equipment from Indian Creek Company (ICC). ICC is controlled by the chairman of Boat America. The leases expire at various dates through August 2008. Total rent payments under the leases were approximately $865,000 in 2002. The total rent payments were allocated based on square footage occupied by the Products Division.

Relationship with Boat Owners Association of The United States

Boat America, by agreement, has the exclusive right to market its goods and services to the members of Boat Owners Association of The United States (the Association) and to use the Association’s name, logo, and membership list. Of the nine board members of the Association, one is the chairman and majority shareholder of Boat America and two are directors of Boat America. The agreement will remain in full force and effect unless cancelled by either party with 90 days notice.

Products Division of Boat America Corporation

Notes to Financial Statements (continued)

4. Line of Credit

Boat America maintained a line of credit with a bank (the Line) in the amount of $22,000,000 as of December 31, 2002 for the purchase of merchandise inventories by the Products Division. Borrowings under the Line were limited to 55% of eligible inventory as defined. The Line provided for a floating interest rate based on the LIBOR rate (2.67% at December 31, 2002), payable monthly. As of December 31, 2002, outstanding borrowings under the Line were $18,000,000. Subsequent to December 31, 2002, the Line was repaid and terminated in connection with the sale of the Products Division (see Note 8).

5. Debt Obligations

Debt obligations include a term note payable to a commercial lending company for store equipment and leasehold improvements. The term note payable matures at various dates in 2004 and provides for monthly payments beginning in October 1996. Interest rates range from 8.23% to 8.96%. As of December 31, 2002, the outstanding balance under the term note payable was approximately $665,000.

In July 2002, Boat America entered into a lease purchase agreement with a commercial lending company to finance new store furniture and fixtures. The lease purchase agreement matures November 19, 2007. Annual payments, including interest at a fixed rate of 6.68% per annum, are $127,000. As of December 31, 2002, the outstanding balance under the lease purchase agreement was approximately $530,000.

Subsequent to December 31, 2002, Boat America repaid all of its debt obligations concurrent with the sale of the Products Division (see Note 8).

6. Income Taxes

For the year ended December 31, 2002, the tax provision was comprised mainly of a deferred tax benefit, which was offset by a valuation allowance of the same amount.

Products Division of Boat America Corporation

Notes to Financial Statements (continued)

6. Income Taxes (continued)

The sources of and differences between the financial accounting and tax bases of the Products Division’s assets and liabilities, which give rise to the net deferred tax assets as of December 31, 2002 are as follows:

Deferred tax assets:
Net operating loss carryforwards	$1,573,000
Unicap adjustment	732,000
Deferred rent	214,000
Inventory obsolescence and sales return reserve	172,000
Depreciation	280,000
Other reserves	95,000

Total deferred tax assets	$3,066,000
Valuation allowance	(3,066,000)

Net deferred tax asset	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Management considers the schedule reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As there are no tax sharing arrangements with Boat America and the Products Division has historical losses, a valuation allowance has been recorded. Net operating loss carry forwards are utilized by Boat America in filing its consolidated tax return.

7. Commitments and Contingencies

Operating Leases

Boat America leases and is allocating rent expense to the Products Division for office space, warehouses, equipment, and stores under noncancelable operating leases. Certain of these agreements contain partial rent abatements and escalation clauses that are being accrued to provide rent expense on a straight-line basis over the terms of the leases. Rent expense was approximately $7,947,000 for the year ended December 31, 2002.

Products Division of Boat America Corporation

Notes to Financial Statements (continued)

7. Commitments and Contingencies (continued)

Operating Leases (continued)

Future minimum lease payments under operating leases as of December 31, 2002, are set forth below:

Lease Amount
Year ended December 31:
2003	$8,123,000
2004	7,320,000
2005	6,757,000
2006	5,884,000
2007	4,510,000
Thereafter	13,520,000

$46,114,000

Claims and Contingencies

Incidental to the normal course of business, certain claims, suits, and complaints have been filed or are pending against the Products Division. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Products Division.

8. Subsequent Events

On January 14, 2003, Boat America sold the Products Division to West Marine for $72 million in cash. West Marine purchased most of the Products Division’s assets, including all of the inventory, fixed assets and security deposits, as well as other selected current assets and assumed selected accounts payable and other liabilities.

West Marine, Inc.

Pro Forma Financial Information

The following unaudited pro forma combined financial statements have been derived from the historical consolidated financial statements of West Marine, Inc. and of Boat America Corporation. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements of West Marine and of the Products Division of Boat America Corporation, including the notes thereto. The unaudited pro forma balance sheet gives effect to the acquisition of the Boat America Products Division by West Marine assuming the transaction had occurred on December 28, 2002, and the unaudited pro forma statement of operations gives effect to the acquisition as if it had occurred as of December 30, 2001. A final determination of purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the unaudited pro forma combined financial statements are preliminary. Upon determination of the final fair values of certain assets and liabilities, the actual financial position and results of operations may differ, perhaps significantly, from the unaudited pro forma combined financial statements reflected herein.

The pro forma adjustments included herein are based on available information and certain assumptions that management believes are reasonable and are described in the accompanying notes to the pro forma financial statements. The unaudited pro forma combined financial statements do not necessarily represent what West Marine’s financial position or results of operations would have been had the acquisition of the assets occurred on the indicated date, nor are they necessarily indicative of West Marine’s financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

Pro forma results do not include anticipated cost savings from combining support operations and increased merchandise purchasing power. Pro forma results also do not include expected integration costs.

WEST MARINE, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

DECEMBER 28, 2002

(in thousands, except share data)

	Historical	Acquired Operations	Pro Forma Adjustments		Pro Forma
ASSETS

Current assets:
Cash	$4,722	$93			$4,815
Accounts receivable, net of reserves	5,577	155			5,732
Merchandise inventories	221,248	54,175	$3,353	(a)	278,776
Prepaid expenses and other current assets	16,955	1,339			18,294

Total current assets	248,502	55,762	3,353		307,617
Property and equipment, net	74,320	8,974			83,294
Goodwill, net	33,998	—	15,683	(b)	49,681
Intangibles and other assets, net	1,667	200			1,867

TOTAL ASSETS	$358,487	$64,936	$19,036		$442,459

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$47,723	$6,350			$54,073
Accrued expenses	20,705	3,072	$546	(c)	24,323
Deferred current liabilities	3,510	1,414			4,924
Current portion of long-term debt	8,626	572	(8,572	)(d)	626

Total current liabilities	80,564	11,408	(8,026)		83,946

Long-term debt	48,731	18,623	61,377	(e)	128,731
Deferred items and other non-current obligations	7,128	590			7,718

Total liabilities	136,423	30,621	53,351		220,395

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—				—
Common stock, $.001 par value: 50,000,000 shares authorized; issued and outstanding: 19,270,957 at December 28, 2002 and 18,134,152 at December 29, 2001	19				19
Additional paid-in capital	128,933				128,933
Accumulated other comprehensive income	31				31
Retained earnings	93,081	34,315	(34,315	) (f)	93,081

Total stockholders’ equity	222,064	34,315	(34,315)		222,064

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$358,487	$64,936	$19,036		$442,459

WEST MARINE, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 28, 2002

(in thousands, except per share data)

	Historical	Acquired Operations	Pro Forma Adjustments		Pro Forma
Net sales	$530,588	$143,987			$674,575
Cost of goods sold, including buying and occupancy	367,688	90,016			457,704

Gross profit	162,900	53,971			216,871
Selling, general and administrative expense	128,087	59,012			187,099

Income (loss) from operations	34,813	(5,041)			29,772
Interest expense, net	3,560	379	$3,361	(g)	7,300

Income (loss) before taxes	31,253	(5,420)	(3,361)		22,472
Provision for income taxes	12,345	0	(3,468	)(h)	8,877

Net income (loss)	$18,908	$(5,420)	$107		$13,595

Net income per share:
Basic	$1.00				$0.72
Diluted	$0.97				$0.70
Weighted average common and common equivalent shares outstanding:
Basic	18,816				18,816
Diluted	19,521				19,521

Notes to Unaudited Pro Forma Combined Balance Sheet

(a)	To adjust inventory to estimated fair value.

(b)	Represents the excess of the $72.0 million purchase price, approximately $9.7 million of assumed liabilities and $2.3 million cash transaction costs above the estimated fair value of the tangible assets acquired.

(c)	Represents $2.3 million of expected cash transaction costs, offset by an estimated $1.8 million reduction due to the $9.7 million limitation on assumed liabilities under the asset purchase agreement, which liabilities include deferred items and exclude interest-bearing debt.

(d)	Represents the outstanding principal amount of and accrued interest on a senior guarantee note repaid by West Marine in connection with the purchase transaction.

(e)	Represents $128.7 million of borrowings under a new secured credit facility, offset by repayment of the old credit facility.

(f)	Represents elimination of acquired operations’ equity.

Note to Unaudited Pro Forma Combined Statement of Operations

(g)	Represents adjustment for additional interest expense attributable to borrowings used to complete the acquisition.

(h)	Represents tax effect of interest expense adjustment and tax benefit derived from net loss of acquired operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: March 28, 2003	By:	/s/ Eric Nelson
Eric Nelson Vice President, Finance and Chief Accounting Officer